Exhibit 99.1

Steel Connect Reports Third Quarter Fiscal 2024 Financial Results

NEW YORK, NY (June 6, 2024) – Steel Connect, Inc. (the "Company") (NASDAQ: STCN) today announced financial results for its third quarter ended April 30, 2024.

Results of Operations

During the current quarter, the Company booked a $71.5 million non-cash accounting adjustment to net income as a result of a release of a portion of its valuation allowance for certain pre-existing Company deferred tax assets. The release resulted in a one-time non-cash adjustment to income tax benefit of $71.5 million for the quarter ended April 30, 2024. This adjustment to net income has no cash impact and is not expected to reoccur.

Due to the previously disclosed application of pushdown accounting, the Company's consolidated financial statements include a black line division between the two distinct periods to indicate the application of two different bases of accounting, which may not be comparable, between the periods presented. The pre-exchange period through April 30, 2023, is referred to as the "Predecessor" period. The post-exchange period, May 1, 2023, and onward, includes the impact of pushdown accounting and is referred to as the "Successor" period.

As it relates to the results of operations, while the Successor period and the Predecessor period are distinct reporting periods, the effects of the change of control for financial statement purposes did not have a material impact on the comparability of our results of operations between the periods, unless otherwise noted related to the impact from pushdown accounting.

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended April 30,	Three Months Ended April 30,	Nine Months Ended April 30,	Nine Months Ended April 30,
	2024	2023	2024	2023
	(in thousands)
Net revenue	$43,855	$46,142	$128,240	$148,283
Net income	71,660	3,029	81,442	7,460
Adjusted EBITDA*	$4,451	$5,233	$11,908	$17,145
Adjusted EBITDA margin*	10.1%	11.3%	9.3%	11.6%
Net cash provided by operating activities	8,767	(588)	15,428	9,000
Additions to property and equipment	(1,211)	(445)	(2,911)	(1,311)
Free cash flow*	$7,556	$(1,033)	$12,517	$7,689

*    See reconciliations of these non-GAAP measurements to the most directly comparable GAAP measures included in the financial tables. See also "Note Regarding Use of Non-GAAP Financial Measurements" below for the definitions of these non-GAAP measures.

Comparison of the Third Quarter and Nine Months Ended April 30, 2024 and 2023

	Successor	Predecessor		Successor	Predecessor
	Three Months Ended April 30,	Three Months Ended April 30,		Nine Months Ended April 30,	Nine Months Ended April 30,
	(unaudited in thousands)
	2024	2023	Fav (Unfav) ($)	2024	2023	Fav (Unfav) ($)
Net revenue	$43,855	$46,142	$(2,287)	$128,240	$148,283	$(20,043)
Cost of revenue	(30,838)	(33,218)	2,380	(92,402)	(108,031)	15,629
Gross profit	13,017	12,924	93	35,838	40,252	(4,414)
Gross profit percentage	29.7%	28.0%	—	27.9%	27.1%	—
Selling, general and administrative	(9,144)	(12,619)	3,475	(26,670)	(33,463)	6,793
Amortization	(893)	—	(893)	(2,661)	—	(2,661)
Interest expense	(243)	(914)	671	(739)	(2,588)	1,849
Other gains, net	1,123	4,489	(3,366)	8,739	4,889	3,850
Total costs and expenses	(39,995)	(42,262)	2,267	(113,733)	(139,193)	25,460
Income before income taxes	3,860	3,880	(20)	14,507	9,090	5,417
Income tax benefit (expense)	67,800	(851)	68,651	66,935	(1,630)	68,565
Net income	$71,660	$3,029	$68,631	$81,442	$7,460	$73,982

Net Revenue

Net revenue for the third quarter decreased $2.3 million, or 5.0%, as compared to the same period in the prior fiscal year. This decrease in net revenue was primarily driven by lower volumes and loss of programs associated with existing clients in the computing and consumer electronics markets, offset partially by new business revenue with a client in the consumer electronics market.

Net revenue for the nine months ended April 30, 2024 decreased $20.0 million, or 13.5%, as compared to the nine months ended April 30, 2023. This decrease in net revenue was primarily driven by lower volumes associated with existing clients in the computing and consumer electronics markets, partially offset by new business revenue with a client in the consumer electronics market. Fluctuations in foreign currency exchange rates had an insignificant impact on net revenues for the three and nine month periods ended April 30, 2024 and 2023.

Cost of Revenue

Total cost of revenue decreased by $2.4 million, or 7.2%, for the third quarter, as compared to the same period in the prior fiscal year. This was primarily driven by a decrease in cost of materials procured on behalf of our clients of $2.3 million as a result of lower sales volumes associated with existing clients in the computing and consumer electronics markets.

Total cost of revenue decreased by $15.6 million, or 14.5%, for the nine months ended April 30, 2024, as compared to the nine months ended April 30, 2023. This was primarily driven by a decrease in cost of materials procured on behalf of our clients of $15.1 million as a result of lower sales volumes associated with existing clients in the computing and consumer electronics markets, along with a decrease in payroll, benefits and labor in support of customers in the consumer electronics market. Fluctuations in foreign currency exchange rates had an insignificant impact on cost of revenues for the three and nine month periods ended April 30, 2024 and 2023.

Gross Profit Margin

Gross profit remained relatively flat in the third quarter as compared to the same period in the prior fiscal year. Gross profit percentage increased 170 basis points to 29.7% from 28.0% in the third quarter as compared to the same period in the prior fiscal year, primarily due to a decrease in cost of materials as discussed above.

Gross profit decreased $4.4 million or 11.0% in the nine months ended April 30, 2024 as compared to the nine months ended April 30, 2023, primarily driven by lower sales volume discussed above. The gross profit percentage increased 80 basis points to 27.9% from 27.1%, primarily due to changes in customer sales mix. Fluctuations in foreign currency exchange rates had an insignificant impact on the Company's gross margin for the three and nine month periods ended April 30, 2024 and 2023.

Selling, General and Administrative

Selling, general and administrative ("SG&A") expenses during the third quarter decreased by approximately $3.5 million, or 27.5%, as compared to the same period in the prior fiscal year due to Corporate-level activity, driven by a decrease in legal fees and board fees, partially offset by an increase in expenses related to mergers and acquisitions activity.

SG&A expenses decreased by approximately $6.8 million, or 20.3%, during the nine months ended April 30, 2024 as compared to the nine months ended April 30, 2023. SG&A expenses for ModusLink Corporation ("Supply Chain") decreased by $0.8 million primarily due to bad debt expense recorded for a client in the consumer products industry during the nine months ended April 30, 2023 that did not reoccur during the nine months ended April 30, 2024. Corporate-level activity decreased by $6.0 million, primarily due to a decrease in legal and other professional fees, offset partially by an increase in expenses related to mergers and acquisitions activity. Fluctuations in foreign currency exchange rates did not have a significant impact on SG&A expenses for the three and nine month periods ended April 30, 2024 and 2023.

Amortization Expense

Amortization expense of $0.9 million and $2.7 million for the three and nine months ended April 30, 2024, respectively, was driven by the recognition of intangible assets in connection with the application of pushdown accounting discussed above.

Interest Expense

Interest expense during the three and nine months ended April 30, 2024 decreased $0.7 million and $1.8 million, respectively, as compared to the three and nine months ended April 30, 2023, primarily due to the cessation of the amortization of the discount on the 7.50% Convertible Senior Note due September 1, 2024 (the “SPHG Note”) as of May 1, 2023 in connection with the application of pushdown accounting discussed above.

Other Gains, Net
Other gains, net are primarily composed of investment gains (losses), fair value remeasurement gains (losses), foreign exchange gains (losses), interest income, and sublease income.
The Company recorded $1.1 million to Other gains, net for the three months ended April 30, 2024, driven by $3.7 million interest income, primarily due to interest earned on money market funds, offset by $2.1 million of net realized and unrealized losses recognized on investments, and $0.6 million in foreign exchange losses. The Company recorded $4.5 million to Other gains, net, for the three months ended April 30, 2023 primarily due to: (1) $1.9 million gain from proceeds received from the sale of an investment, (2) $1.4 million gain due to settlement with a client, (3) $0.5 million interest income, and (4) $0.3 million foreign exchange gains.
The Company recorded $8.7 million to Other gains, net for the nine months ended April 30, 2024, due to $10.4 million interest income primarily earned on money market funds. This activity was partially offset by $1.5 million of net realized and unrealized losses recognized on investments, and $0.4 million unrealized losses recognized as a result of the fair value remeasurement of the SPHG Note. The Company recorded $4.9 million to Other gains, net, for the nine months ended April 30, 2023, primarily due to: (1) $1.9 million gain from proceeds received from the sale of an investment, (2) $1.4 million gain due to settlement with a client, (3) $0.9 million interest income, and (4) $0.8 million sublease income. These gains were partially offset by $0.5 million foreign exchange losses.

Income Tax Benefit (Expense)

During the third quarter, the Company recorded income tax benefit of approximately $67.8 million as compared to $0.9 million income tax expense for the same period in the prior fiscal year. During the nine months ended April 30, 2024, the Company recorded income tax benefit of approximately $66.9 million as compared to $1.6 million income tax expense for the nine months ended April 30, 2023. The favorable change in income tax for both periods is due to the Company's release of a portion of its valuation allowance for certain pre-existing Company deferred tax assets. The release resulted in a one-time non-cash adjustment to income tax benefit of $71.5 million for the three and nine months ended April 30, 2024.

Net Income

Net income for the third quarter increased $68.6 million as compared to the same period in the prior fiscal year, and increased $74.0 million for the nine months ended April 30, 2024 as compared to the nine months ended April 30, 2023. The increase in net income for both periods is due primarily to the one-time non-cash, significant income tax benefit accounting adjustment booked during the third quarter of 2024.

Additions to Property and Equipment (Capital Expenditures)

Capital expenditures for the third quarter totaled $1.2 million, or 2.8% of net revenue, as compared to $0.4 million, or 1.0% of net revenue, for the same period in the prior fiscal year.

Capital expenditures for the nine months ended April 30, 2024 totaled $2.9 million, or 2.3% of net revenue, as compared to $1.3 million, or 0.9% of net revenue, for the nine months ended April 30, 2023.

Adjusted EBITDA

Adjusted EBITDA decreased $0.8 million, or 14.9%, for the third quarter as compared to the same period in the prior fiscal year, primarily due to lower strategic consulting and other related professional fees.

Adjusted EBITDA decreased $5.2 million, or 30.5%, for the nine months ended April 30, 2024 as compared to the nine months ended April 30, 2023, primarily due to lower strategic consulting and other related professional fees.

Liquidity and Capital Resources

As of April 30, 2024, the Company had cash and cash equivalents of $269.2 million and ModusLink had readily available borrowing capacity of $11.9 million under its revolving credit facility with Umpqua Bank.

As of April 30, 2024, the fair value of outstanding debt was $12.9 million, which was comprised of $12.9 million principal outstanding on the SPHG Note.

About Steel Connect, Inc.

Steel Connect, Inc. is a holding company whose wholly-owned subsidiary, ModusLink Corporation, serves the supply chain management market.

ModusLink is an end-to-end global supply chain solutions and e-commerce provider serving clients in markets such as consumer electronics, communications, computing, medical devices, software and retail. ModusLink designs and executes critical elements in its clients' global supply chains to improve speed to market, product customization, flexibility, cost, quality and service. These benefits are delivered through a combination of industry expertise, innovative service solutions, and integrated operations, proven business processes, an expansive global footprint and world-class technology. ModusLink also produces and licenses an entitlement management solution powered by its enterprise-class Poetic software, which offers a complete solution for activation, provisioning, entitlement subscription, and data collection from physical goods (connected products) and digital products. ModusLink has an integrated network of strategically located facilities in various countries, including numerous sites throughout North America, Europe and Asia.

– Financial Tables Follow –

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	Successor
	April 30, 2024	July 31, 2023
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$269,237	$121,372
Accounts receivable, trade, net	31,873	28,616
Inventories, net	7,474	8,569
Funds held for clients	3,139	2,031
Prepaid expenses and other current assets	2,727	158,686
Total current assets	314,450	319,274
Property and equipment, net	5,153	3,698
Operating lease right-of-use assets	22,907	27,098
Investments	14,293	—
Other intangible assets, net	31,929	34,589
Goodwill	22,785	22,785
Deferred tax assets	71,065	317
Other assets	2,880	3,420
Total assets	$485,462	$411,181

LIABILITIES, CONTINGENTLY REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$27,494	$26,514
Accrued expenses	23,057	26,774
Funds held for clients	3,031	1,949
Current lease obligations	8,890	7,973
Convertible note payable	12,903	—
Other current liabilities	4,333	4,544
Total current liabilities	79,708	67,754
Convertible note payable	—	12,461
Long-term lease obligations	14,444	19,161
Other long-term liabilities	4,997	5,442
Total long-term liabilities	19,441	37,064
Total liabilities	99,149	104,818

Contingently redeemable preferred stock	237,733	237,739

Total stockholders' equity	148,580	68,624
Total liabilities, contingently redeemable preferred stock and stockholders' equity	$485,462	$411,181

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended April 30,	Three Months Ended April 30,	Nine Months Ended April 30,	Nine Months Ended April 30,
	2024	2023	2024	2023
Net revenue	$43,855	$46,142	$128,240	$148,283
Cost of revenue	30,838	33,218	92,402	108,031
Gross profit	13,017	12,924	35,838	40,252
Operating expenses:
Selling, general and administrative	9,144	12,619	26,670	33,463
Amortization	893	—	2,661	—
Total operating expenses	10,037	12,619	29,331	33,463
Operating income	2,980	305	6,507	6,789
Other income (expense):
Interest income	3,656	452	10,374	928
Interest expense	(243)	(914)	(739)	(2,588)
Other gains, net	(2,533)	4,037	(1,635)	3,961
Total other income	880	3,575	8,000	2,301
Income before income taxes	3,860	3,880	14,507	9,090
Income tax (benefit) expense	(67,800)	851	(66,935)	1,630
Net income	71,660	3,029	81,442	7,460
Less: Preferred dividends on Series C redeemable preferred stock	(531)	(519)	(1,604)	(1,593)
Net income available to common stockholders	$71,129	$2,510	$79,838	$5,867

Net income per common shares - basic	$2.73	$0.39	$3.07	$0.91

Net income per common shares - diluted	$2.51	$0.36	$2.88	$0.89

Weighted-average number of common shares outstanding - basic	6,224	6,461	6,211	6,449
Weighted-average number of common shares outstanding - diluted	28,599	8,431	28,580	8,417

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Successor	Predecessor
	Nine Months Ended April 30,	Nine Months Ended April 30,
	2024	2023
Cash flows from operating activities:
Net income	$81,442	$7,460
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation	1,324	1,427
Amortization of finite-lived intangible assets	2,661	—
Amortization of deferred financing costs	—	36
Accretion of debt discount	—	1,688
Share-based compensation	459	529
Deferred taxes	(71,550)	—
Non-cash lease expense	6,838	6,760
Bad debt expense	—	1,136
Other losses (gains), net	1,635	(3,962)
Changes in operating assets and liabilities:
Accounts receivable, net	(3,632)	2,933
Inventories, net	808	1,440
Prepaid expenses and other current assets	1,363	(1,237)
Accounts payable and accrued expenses	(1,725)	(3,886)
Refundable and accrued income taxes, net	(117)	(829)
Other assets and liabilities	(4,078)	(4,495)
Net cash provided by operating activities	15,428	9,000
Cash flows from investing activities:
Purchases of investments	(18,869)	—
Proceeds from sales of investments	157,599	1,881
Additions of property and equipment	(2,911)	(1,311)
Proceeds from the disposition of property and equipment	—	166
Net cash provided by investing activities	135,819	736
Cash flows from financing activities:
Preferred dividend payments	(1,604)	(1,593)
Payment of deferred financing costs	—	(149)
Repayments on debt	—	(1,000)
Repayments on capital lease obligations	—	(38)
Net cash used in financing activities	(1,604)	(2,780)
Net effect of exchange rate changes on cash, cash equivalents and restricted cash	(670)	895
Net increase in cash, cash equivalents and restricted cash	148,973	7,851
Cash, cash equivalents and restricted cash, beginning of period	123,403	58,045
Cash, cash equivalents and restricted cash, end of period	$272,376	$65,896

Cash and cash equivalents, end of period	$269,237	$62,738
Restricted cash for funds held for clients, end of period	3,139	3,158
Cash, cash equivalents and restricted cash, end of period	$272,376	$65,896

Steel Connect, Inc. and Subsidiaries
Segment Data
(in thousands)
(unaudited)

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended April 30,	Three Months Ended April 30,	Nine Months Ended April 30,	Nine Months Ended April 30,
	2024	2023	2024	2023
	(Unaudited)
Net revenue:
Supply Chain	$43,855	$46,142	$128,240	$148,283
Total segment net revenue	43,855	46,142	128,240	148,283
Operating income:
Supply Chain	4,448	5,249	10,187	16,488
Total segment operating income	4,448	5,249	10,187	16,488
Corporate-level activity	(1,468)	(4,944)	(3,680)	(9,699)
Total operating income	2,980	305	6,507	6,789
Total other income, net	880	3,575	8,000	2,301
Income before income taxes	$3,860	$3,880	$14,507	$9,090

Steel Connect, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures to GAAP Measures
(in thousands)
(unaudited)

EBITDA and Adjusted EBITDA Reconciliations:

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended April 30,	Three Months Ended April 30,	Nine Months Ended April 30,	Nine Months Ended April 30,
	2024	2023	2024	2023
Net income	$71,660	$3,029	$81,442	$7,460

Interest income	(3,656)	(452)	(10,374)	(928)
Interest expense	243	914	739	2,588
Income tax expense	(67,800)	851	(66,935)	1,630
Depreciation	439	502	1,324	1,427
Amortization	893	—	2,661	—
EBITDA	1,779	4,844	8,857	12,177

Strategic consulting and other related professional fees	—	3,786	—	4,617
Executive severance and employee retention	—	—	—	(150)
Restructuring and restructuring-related expense	8	97	132	97
Share-based compensation	162	174	459	529
Loss (gain) on sale of long-lived assets	—	(145)	—	(129)
Unrealized foreign exchange losses (gains), net	517	(167)	835	3,561
Other non-cash losses (gains), net	1,985	(3,356)	1,625	(3,557)
Adjusted EBITDA	$4,451	$5,233	$11,908	$17,145

Net revenue	$43,855	$46,142	$128,240	$148,283
Adjusted EBITDA margin	10.1%	11.3%	9.3%	11.6%

Free Cash Flow Reconciliation:

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended April 30,	Three Months Ended April 30,	Nine Months Ended April 30,	Nine Months Ended April 30,
	2024	2023	2024	2023
Net cash provided by operating activities	$8,767	$(588)	$15,428	$9,000
Additions to property and equipment	(1,211)	(445)	(2,911)	(1,311)
Free cash flow	$7,556	$(1,033)	$12,517	$7,689

Net Cash (Debt) Reconciliation:

	Successor
	April 30, 2024	July 31, 2023
Total debt, net	(12,903)	(12,461)
Cash and cash equivalents	269,237	121,372
Net cash	$256,334	$108,911

Note Regarding Use of Non-GAAP Financial Measurements

In addition to the financial measures prepared in accordance with generally accepted accounting principles, the Company uses EBITDA, Adjusted EBITDA, Free Cash Flow and Net Cash (Debt), all of which are non-GAAP financial measures, to assess its performance. EBITDA represents earnings (losses) before interest income, interest expense, income tax expense (benefit), depreciation, and amortization. We define Adjusted EBITDA as net income (loss) excluding net charges related to interest income, interest expense, income tax expense (benefit), depreciation, amortization, strategic consulting and other related professional fees, executive severance and employee retention, restructuring and restructuring-related expense, share-based compensation, (gain) loss on sale of long-lived assets, impairment of long-lived assets, unrealized foreign exchange (gains) losses, net, and other non-cash (gains) losses, net. The Company defines Free Cash Flow as net cash provided by (used in) operating activities less additions to property and equipment, and defines Net Cash (Debt) as the sum of total debt, excluding reductions for unamortized discounts and issuance costs, less cash and cash equivalents.

We believe that providing these non-GAAP measurements to investors is useful, as these measures provide important supplemental information of our performance to investors and permit investors and management to evaluate the operating performance of our business. These measures provide useful supplemental information to management and investors regarding our operating results as they exclude certain items whose fluctuation from period-to-period do not necessarily correspond to changes in the operating results of our business. We use EBITDA and Adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, determining a component of certain incentive compensation for executive officers and other key employees based on operating performance, determining compliance with certain covenants in the Company's credit facilities, and evaluating short-term and long-term operating trends in our core business. We use Free Cash Flow to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe it is a useful measure of cash flows since purchases of property and equipment are a necessary component of ongoing operations, and similar to the use of Net Cash (Debt), assists management with its capital planning and financing considerations.

We believe that these non-GAAP financial measures assist in providing an enhanced understanding of our underlying operational measures to manage our core businesses, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. Further, we believe that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making. These non-GAAP financial measures should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies.

Some of the limitations of EBITDA and Adjusted EBITDA include:

•EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;
•EBITDA and Adjusted EBITDA do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;
•EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes;
•EBITDA and Adjusted EBITDA do not reflect historical capital expenditures or future requirements for capital expenditures or contractual commitments;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and
•other companies in our industry may calculate EBITDA and Adjusted EBITDA differently, limiting their usefulness as comparative measures.

In addition, Net Cash (Debt) assumes the Company's cash and cash equivalents can be used to reduce outstanding debt without restriction, while Free Cash Flow has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures and excludes the Company's remaining investing activities and financing activities, including the requirement for principal payments on the Company's outstanding indebtedness.

See reconciliations of these non-GAAP measures to the most directly comparable GAAP measures included in the financial tables of this release.

Net Operating Loss Carryforwards

The Company's Restated Certificate of Incorporation (the “Protective Amendment”) and Amended Tax Benefits Preservation Plan (the “Tax Plan”) includes provisions designed to protect the tax benefits of the Company's net operating loss carryforwards by preventing certain transfers of our securities that could result in an "ownership change" (as defined under Section 382 of the Internal Revenue Code). The Protective Amendment generally restricts any direct or indirect transfer if the effect would be to (i) increase the direct, indirect or constructive ownership of any stockholder from less than 4.99 percent to 4.99 percent or more of the shares of common stock then outstanding or (ii) increase the direct, indirect or constructive ownership of any stockholder owning or deemed to own 4.99 percent or more of the shares of common stock then outstanding. Pursuant to the Protective Amendment, any direct or indirect transfer attempted in violation of the Protective Amendment would be void as of the date of the prohibited transfer as to the purported transferee (or, in the case of an indirect transfer, the ownership of the direct owner of the shares would terminate simultaneously with the transfer), and the purported transferee (or in the case of any indirect transfer, the direct owner) would not be recognized as the owner of the shares owned in violation of the Protective Amendment (the "excess stock") for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of such shares, or in the case of options, receiving shares in respect of their exercise. Pursuant to the Tax Plan and subject to certain exceptions, if a stockholder (or group) becomes a 4.99-percent stockholder after adoption of the Tax Plan, certain rights attached to each outstanding share of our common stock would generally become exercisable and entitle stockholders (other than the new 4.99-percent stockholder or group) to purchase additional shares of the Company at a significant discount, resulting in substantial dilution in the economic interest and voting power of the new 4.99-percent stockholder (or group). In addition, under certain circumstances in which the Company is acquired in a merger or other business combination after a non-exempt stockholder (or group) becomes a new 4.99-percent stockholder, each holder of a right (other than the new 4.99-percent stockholder or group) would then be entitled to purchase shares of the acquiring company's common stock at a discount. For further discussion of the Company's tax benefits preservation plan, please see the Company's filings with the SEC.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this release that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact, including without limitation, those with respect to the Company's goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: changes in the Company’s relationships with significant clients; fluctuations in demand for our products and services; the Company’s ability to achieve and sustain operating profitability; demand variability from clients without minimum purchase requirements; general economic conditions and public health crises; intense competition in the Company’s business; risks relating to impairment, misappropriation, theft and credit-related issues with respect to funds held for the Company’s clients; a decrease in our key business sectors or a reduction in consumer demand; our ability to maintain adequate inventory levels; our ability to raise or access capital in the future; difficulties increasing operating efficiencies and effecting cost savings; loss of essential employees or an inability to recruit and retain personnel; the Company's ability to execute on its business strategy and to achieve anticipated synergies and benefits from business acquisitions; risks inherent with conducting international operations, including the Company’s operations in Mainland China; the risk of damage, misappropriation or loss of the physical or intellectual property of the Company’s clients; disruptions in or breaches of the Company’s technology systems; failure to settle disputes and litigation on terms favorable to the Company; the Company's ability to preserve and monetize its net operating losses; changes in tax rates, laws or regulations; the vast majority of the voting power of our capital stock is owned and controlled by Steel Partners Holdings, L.P.; potential conflicts of interest arising from the interests of the members of the Company’s board of directors in Steel Holdings and its affiliates; risks related to the reverse/forward stock split; potential restrictions imposed by its indebtedness; and potential adverse effects from changes in interest rates. For a detailed discussion of cautionary statements and risks that may affect the Company's future results of operations and financial results, please refer to the Company's filings with the SEC, including, but not limited to, the risk factors in the Company's Annual Report on Form 10-K filed with the SEC on November 8, 2023. These filings are available on the Company's Investor Relations website under the "SEC Filings" tab.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Investor Relations Contact

Jennifer Golembeske
914-461-1276
investorrelations@steelconnectinc.com